                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)



                                               Nine months ended September 30,
                                            ------------------------------------
(dollars in thousands)                             2001             2000
--------------------------------------------------------------------------------
Earnings..................................         $6,464             $6,464
                                            ==============    ===============

Fixed charges.............................         $   -              $   -
Preferred securities distributions........          6,270              6,270
                                            --------------    ---------------

Total combined fixed charges and
   preferred securities distributions.....         $6,270             $6,270
                                            ==============    ===============

Ratio of earnings to combined fixed
   charges and preferred securities
   distributions..........................           1.03               1.03
                                            ==============    ===============